ITEM 24 (b) EXHIBITS

8 (k)

Amendment dated July 1, 2002, to the Amended and Restated

Letter Agreement dated April 24, 1997, by and among

The Dreyfus Corporation and Annuity Investors Life Insurance Company

AMENDMENT TO AGREEMENT BY AND BETWEEN THE DREYFUS CORPORATION AND ANNUITY INVESTORS LIFE INSURANCE COMPANY

This Amendment to the April 24th, 1997 Amended and Restated Agreement by and among The Dreyfus Corporation ("Dreyfus") and Annuity Investors Life Insurance Company ("Client") (the "Agreement"), made to be effective as of the 1st day of July, 2002, hereby amends the Agreement in the following manner:

Paragraph 2 of the Agreement is hereby amended to read in its entirety as follows:

Client represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services. Upon the request of Dreyfus or its representatives, Client shall provide copies of all the historical records relating to transactions between the Dreyfus Funds and Client Customers, and written communications regarding the Fund(s) to or from such Customers and other materials, in each case as may reasonably be requested to enable Dreyfus or its representatives, including without limitation its auditors, legal counsel or distributor, to monitor and review the Administrative Services, or to comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund or of a governmental body, self-regulatory organization or a shareholder. Client agrees that it will permit Dreyfus, the Dreyfus Funds or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services.

Subject to law and regulatory authority, each party hereto shall treat as confidential all information pertaining to the owners of the Variable Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted or required by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party. Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Paragraph 2 shall survive the termination of this Agreement.

Paragraph 7 of the Agreement is hereby amended to read in its entirety as follows:

In consideration of the performance of the Administrative Services by Client, Dreyfus agrees to pay Client a monthly fee at an annual rate which shall equal the amount set forth on Schedule B, attached hereto, and representing the value of each Fund's average daily net assets maintained in the Master Account for Client Customers. The payments by Dreyfus to Client relate solely to administrative services and do not constitute payment in any manner for administrative services provided by Client to Client Customers or any separate account organized by Client, for any investment advisory services or for costs of distribution of any variable insurance contracts.

Schedule A of the Agreement is deleted, and is replaced in its entirety by the amended Schedule A attached hereto.

The Agreement is amended to add Schedule B, attached hereto.

All other terms of the Agreement shall remain in full force.

IN WITNESS HEREOF, each of the parties hereto have caused this Amendment to the Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below, to be effective as of the date first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By: ___________________________________________

Authorized Signatory

_______________________________________________

James L. Henderson, Vice President

THE DREYFUS CORPORATION

By: ___________________________________________

Authorized Signatory

_______________________________________________

SCHEDULE A

Annuity Investors Variable Account A (May 26, 1995)

Fund Code Fund Name

112 Dreyfus Variable Investment Fund, Appreciation Portfolio - Initial Shares

108 Dreyfus Variable Investment Fund, Growth and Income Portfolio - Initial Shares

  Dreyfus Variable Investment Fund, Small Cap Portfolio - Initial Shares
  The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares

763 Dreyfus Stock Index Fund - Initial Shares

Annuity Investors Variable Account B (December 19, 1996)

Fund Code Fund Name

117 Dreyfus Variable Investment Fund, Money Market Portfolio

112 Dreyfus Variable Investment Fund, Appreciation Portfolio - Initial Shares

108 Dreyfus Variable Investment Fund, Growth and Income Portfolio - Initial Shares

  Dreyfus Variable Investment Fund, Small Cap Portfolio - Initial Shares
  The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares
  Dreyfus Stock Index Fund - Initial Shares

Annuity Investors Variable Account C (November 7, 2001)

Fund Code Fund Name

117 Dreyfus Variable Investment Fund, Money Market Portfolio

400 Dreyfus Variable Investment Fund, Appreciation Portfolio - Service Shares

423 The Dreyfus Socially Responsible Growth Fund, Inc. - Service Shares

427 Dreyfus Stock Index Fund - Service Shares

SCHEDULE B

Fund and Portfolio Name/Class of Shares	Fee at an Annual Rate as a Percentage of Average Daily Net Asset Value of Shares Held on Behalf of Owners
The Dreyfus Socially Responsible Growth Fund, Inc. - Initial Shares	.25%
The Dreyfus Socially Responsible Growth Fund, Inc. - Service Shares	.05%
Dreyfus Stock Index Fund - Initial Shares
On assets up to $100 million	.10%
On assets over $100 million	.13%
Dreyfus Stock Index Fund - Service Shares	.05%
Dreyfus Variable Investment Fund
Appreciation Portfolio - Initial Shares	.25%
Appreciation Portfolio - Service Shares	.05%
Growth and Income Portfolio - Initial Shares	.25%

Money Market Portfolio	.25%
Small Cap Portfolio - Initial Shares	.25%